EX.99.h.7

December 14, 2016

Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Re:  Aberdeen Equity Long-Short Fund

This letter agreement (“Agreement”) is entered into by and between Aberdeen Funds (the “Trust”), on behalf of the Aberdeen Equity Long-Short Fund (the “Fund”), and Aberdeen Asset Management Inc. (“Aberdeen”), on behalf of itself as the investment adviser of the Fund.

Effective as of February 28, 2017, Aberdeen agrees to reimburse the Fund for short-sale brokerage expenses at an annual rate of up to 0.15% of the Fund’s average daily net assets.  Amounts reimbursed by Aberdeen are not subject to recoupment at a later date.  This Agreement shall continue in effect through February 28, 2018 unless terminated earlier upon approval by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement.

Sincerely,

ABERDEEN ASSET MANAGEMENT INC.

		By:	/s/ Alan Goodson
		Name:	Alan Goodson
		Title:	Vice President

Agreed and Accepted:

ABERDEEN FUNDS, ON BEHALF OF
ABERDEEN EQUITY LONG-SHORT FUND

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President